Exhibit 99.1

Kodak Creditors Support Plan of Reorganization

Voting Results Demonstrate Strong and Substantial Support for Company’s Plan of Reorganization, Paving Way for Confirmation Hearing

ROCHESTER, N.Y., Aug. 15 – Kodak’s creditors have voted in favor of its Plan of Reorganization, and with this positive outcome, the company is well positioned to seek confirmation of its Plan of Reorganization at the confirmation hearing scheduled for August 20 before the U.S. Bankruptcy Court for the Southern District of New York.

In its filings with the Bankruptcy Court, Kodak reported that all classes of the company’s eligible creditors voted strongly in favor of the company’s Plan.

“Our creditors have clearly told us we have the right strategy for the future of Kodak. This significant endorsement of our Plan enables Kodak to move toward emergence with the support of our creditors,” said Antonio M. Perez, Chairman and Chief Executive Officer. “We are on task and on schedule. We look forward to our confirmation hearing next week and then to emerging from Chapter 11 as a technology company focused on imaging for business.”

The confirmation hearing on Kodak’s Plan of Reorganization is currently scheduled for 11:00 am EST on August 20, 2013.

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